Shareholder meeting results (unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:


                          Votes for            Votes withheld
Ravi Akhoury              144,159,880           5,756,274
Jameson A. Baxter         144,089,420           5,826,734
Charles B. Curtis         144,163,005           5,753,149
Robert J. Darretta        144,131,113           5,785,041
Myra R. Drucker           144,185,199           5,730,955
John A. Hill              144,123,942           5,792,212
Paul L. Joskow            144,226,682           5,689,472
Elizabeth T. Kennan       143,986,867           5,929,287
Kenneth R. Leibler        144,161,109           5,755,045
Robert E. Patterson       144,163,377           5,752,777
George Putnam, III        144,132,419           5,783,735
Robert L. Reynolds        144,288,500           5,627,654
W. Thomas Stephens        144,223,485           5,692,669
Richard B. Worley         144,224,274           5,691,880

* Reflects votes with respect to election of Trustees by funds of the Trust through December 18, 2009.


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for       Votes against        Abstentions        Broker non-votes
13,812,540       461,471                 447,637             4,707,416


All tabulations are rounded to the nearest whole number.